UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 29, 2006

Intermec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

6001 36th Avenue West
Everett, Washington
www.intermec.com	98203-1264
(Address of principal executive offices and internet site)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Please refer to Item 8.01 of this Current Report for disclosure concerning the following plans of Intermec, Inc. (sometimes referred to as the “Company”):

•                  Restoration Plan, as amended

•                  Supplemental Executive Retirement Plan, as amended

•                  Deferred Compensation Plan

Item 8.01.              Other Events.

On June 29, 2006, we adopted amendments to the following employee benefit plans (collectively, the “Existing Plans”), to be effective as of June 30, 2006:

•                  Financial Security and Savings Program (the “Qualified Savings Plan”)

•                  Pension Plan (the “Qualified Pension Plan”)

•                  Restoration Plan (the “Nonqualified Restoration Plan”)

•                  Supplemental Executive Retirement Plan (the “Nonqualified SERP”).

The effect of these amendments was to “freeze” benefit accruals under the Existing Plans and to fully vest benefits under the Existing Plans, except for the Nonqualified SERP, as of June 30, 2006, for most participants (the “New Plan Participants”). However, New Plan Participants who are participants in the Nonqualified SERP will continue to be subject to the vesting provisions of that plan. New Plan Participants will receive their vested benefits when payable in accordance with the terms of the Existing Plans. They will also be eligible to participate in the New Plans described below.

A category of employees defined by a formula consisting of a combination of their age and years of service that equals or exceeds 70 (the “Existing Plan Participants”) will continue to participate in the Existing Plans in accordance with their terms. No new hires or rehires will be eligible to participate in the Existing Plans.

On June 29, 2006, we adopted two new employee benefit plans (the “New Plans”), to be effective as of July 1, 2006, as follows:

•                  Tax-qualified defined contribution retirement plan, designed to comply with Internal Revenue Code Section 401(k) (the “New 401(k) Plan”).

•                  Nonqualified deferred compensation plan for certain highly compensated employees of the Registrant, which permits voluntary elective deferrals of salary and bonus, and corresponding matching contributions by the Registrant (the “Deferred Compensation Plan”).

New Plan Participants, new hires and rehires are eligible to participate in the New 401(k) Plan. Certain highly compensated individuals who are New Plan Participants, new hires or rehires identified by the Registrant will be eligible to participate in the Deferred Compensation Plan.

Existing Plan Participants will not be eligible to participate in the New 401(k) Plan and are not expected to participate in the Deferred Compensation Plan.

The principal terms of the Deferred Compensation Plan may be summarized as follows:

•                  The Deferred Compensation Plan is intended to comply with the requirements of Section 409A and other existing provisions of the Internal Revenue Code that apply to nonqualified deferred compensation plans for a select group of highly-compensated employees.

•                  The Deferred Compensation Plan is designed as a defined contribution, individual account plan for the elective deferral of certain eligible compensation, to the extent that it exceeds the IRS compensation limit for an applicable year under Code Section 401(a)(17). The Deferred Compensation Plan also provides for the crediting of matching contributions by the Registrant, in an amount equal to 80% of the employee’s deferrals, on the first 4% of elective deferrals on eligible compensation exceeding the IRS limit.

•                  Elements of compensation that are eligible for deferral under the Deferred Compensation Plan consist of base recurring salary (which may be deferred in the range of zero percent to 75%) and cash incentive compensation (in the range of zero percent to 100%), in the form of quarterly or annual cash bonuses, sales incentives or commissions, in each case to the extent that year-to-date eligible compensation has exceeded the IRS compensation limit for the year; provided, however, that an employee is not eligible to defer any portion of any quarterly incentive payment or quarterly sales commission that is based on performance in any portion of the year prior to the year it becomes payable.

Due to the freeze of the Existing Plans for a majority of our employees, we anticipate that the expense of the Existing Plans will significantly decline. Based on actuarial assumptions effective as of December 31, 2005 and after factoring in an anticipated increase in our matching contributions under the New 401(k) Plan as compared to our matching contributions under the Qualified Savings Plan, we estimate the net annual reduction in retirement benefit expense to approximate $7 million. In an effort to align our compensation structure, benefit plans and programs with trends typical of our industry, we have implemented new compensation programs which offset a significant portion of the expected reduction in retirement benefit expense for the second half of 2006 and offset a proportionately smaller portion of such expense reduction in 2007. We are evaluating additional compensation programs for 2007 which could offset a significant portion of the estimated reduction in our retirement benefit expense.

Statements in this report that express the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, are forward-looking statements. Our business is subject to a number of risk factors that could negatively affect its results from business operations or cause actual results to differ materially from those projected or indicated in any forward looking statement.

A more complete description of what we consider to be forward looking statements and risk factors related to our business is contained in the Company’s press releases and in its SEC filings, including the report on Form 10-K for the year ended December 31, 2005, filed March 16, 2006, its report on Form 10-Q filed May 12, 2006, and any subsequent reports on Form 10-Q. Copies of these filings may be obtained by contacting the Company or the SEC.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermec, Inc.
(Registrant)

Date: July 6, 2006	By:	/s/ Fredric B. Anderson
Fredric B. Anderson
Vice President, Controller and
Acting Chief Financial Officer